As filed with the Securities and Exchange Commission on October 17, 2003

Registration No.         -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POINT THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3216862
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

125 Summer Street

Boston, Massachusetts 02110

(Address of principal executive offices, including zip code)

2003 Stock Option Plan for Non-Employee Directors

1997 Stock Option Plan

(Full title of the plans)

Michael P. Duffy, Esq.

Point Therapeutics, Inc.

125 Summer Street

Boston, Massachusetts 02110

617-933-2130

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven A. Wilcox, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110

617-951-7000

617-951-7050 (facsimile)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share, issuable under the 2003 Stock Option Plan for Non- Employee Directors	400,000 shares(3)	$3.25	$1,300,000.00	$105.17
Common Stock, $0.01 par value per share, issuable pursuant to outstanding options under the 1997 Stock Option Plan (4)	910,123 shares(3)	$3.25	$2,957,899.75	$239.29
Total	1,310,123		$4,257,899.75	$344.46

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.

(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the OTC Bulletin Board on October 14, 2003 to be $3.30 and $3.20, respectively.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(4)	Pursuant to the Agreement and Plan of Merger, dated as of November 15, 2001, between the Registrant and Point Therapeutics Massachusetts, Inc. (“Point Massachusetts”), all outstanding options to purchase shares of Point Massachusetts’ common stock were assumed by the Registrant and are exercisable only for shares of the Registrant’s common stock. No further grants may be made under 1997 Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Point Therapeutics, Inc. (the “Registrant”) hereby incorporates the following documents herein by reference:

(a)	The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 31, 2003, as amended on April 30, 2003.

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to March 31, 2003.

(c)	The description of the Common Stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form S-1, filed with the Commission pursuant to Section 12 of the Exchange Act on March 2, 1994, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his or her duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by Delaware law, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, the certificate of incorporation of the Registrant provides that the Registrant may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following signature page.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 16th day of October, 2003.

POINT THERAPEUTICS, INC.

By:	/s/ DONALD R. KIEPERT, JR.

Donald R. Kiepert, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald R. Kiepert, Jr., Richard N. Small and Michael P. Duffy, and each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Point Therapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DONALD R. KIEPERT, JR. Donald R. Kiepert, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2003

/s/ RICHARD N. SMALL Richard N. Small, CPA	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 16, 2003

/s/ TIMOTHY J. BARBERICH Timothy J. Barberich	Director	October 16, 2003

/s/ THOMAS M. CLAFLIN Thomas M. Claflin	Director	October 16, 2003

/s/ DANIEL T. ROBLE Daniel T. Roble	Director	October 16, 2003

/s/ WILLIAM J. WHELAN, JR. William J. Whelan, Jr.	Director	October 16, 2003

EXHIBIT INDEX

4.1	2003 Stock Option Plan for Non-Employee Directors.

4.2	1997 Stock Option Plan.

4.3	Certificate of Incorporation of Point Therapeutics, Inc. (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1, No. 33-75930).

4.4	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc. (previously filed as Exhibit 3.2 to the Form 10-Q for the quarter ended June 30, 2001).

4.5	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc. (previously filed as Exhibit 3.3 to the Form 10-Q for the quarter ended September 30, 2001).

4.6	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc. (previously filed as Exhibit 3.4 to the Current Report on Form 8-K filed on March 28, 2002).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this registration statement).